Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Corporate Communications, Cygnus, Inc.

(650) 369-4300 www.cygn.com

Cygnus, Inc. Announces Pricing of Stock Offering

Redwood City, CA — February 14, 2002 — Cygnus, Inc. (Nasdaq: CYGN) today announced the pricing of a public offering of 4,000,000 shares of its common stock at a price of $3.50 per share. All of the shares are being offered by Cygnus. In addition, the underwriters will have an option to purchase up to 600,000 additional shares of common stock from Cygnus at a price of $3.50 per share to cover over-allotments, if any. A $50.0 million shelf registration statement relating to these securities was filed with and declared effective by the SEC in May of 2001. CIBC World Markets is acting as lead manager of the offering and Robertson Stephens is acting as co-manager.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any states in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus supplement relating to the offering may be obtained from CIBC World Markets Corp., 417 5th Avenue, 2nd Floor, New York, NY 10016, 212-667-7200 or Robertson Stephens, Inc., 555 California Street, Suite 2600, San Francisco, CA 94104, 415-781-9700.

About Cygnus, Inc.

Cygnus develops, manufactures and commercializes new and improved glucose monitoring devices. The Company’s products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The Company’s first FDA-approved glucose monitor, called the GlucoWatch® Biographer, is an automatic, non-invasive device indicated for use by adults with diabetes. The GlucoWatch Biographer provides up to three glucose measurements per hour for up to 12 hours. It is intended to detect trends and track patterns in glucose levels, supplementing, not replacing, blood testing, to provide more complete, on-going glucose information.

Certain statements contained in this press release are, or may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that can cause actual results to differ materially from future results expected or implied by such forward-looking statements. Some of these risks and uncertainties include, but are not limited to, statements about our ability to manufacture the GlucoWatch Biographer, achieve market acceptance of our existing product or future products, obtain patient reimbursement for our existing product or future products, develop enhancements to the GlucoWatch Biographer and other risk factors discussed in documents filed by the Company with the SEC from time to time.

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